Exhibit 99.1

For Immediate Release

PILGRIM’S PRIDE CONFIRMS REVISED PROPOSAL TO
ACQUIRE HILLSHIRE BRANDS AT $55.00 PER SHARE IN CASH

Expects Annual Cost Synergies in Excess of $300 Million; Immediately Accretive to Earnings Per Share

GREELEY, Colo., June 3, 2014 – Pilgrim’s Pride Corporation (Nasdaq: PPC) (“Pilgrim’s”) today confirmed that on June 1, 2014, it submitted a revised proposal to acquire The Hillshire Brands Company (NYSE: HSH) (“Hillshire”) for $55.00 per share in cash in a transaction valued at $7.7 billion. The proposal represents an increase of $1.3 billion versus Pilgrim’s initial proposal, and a 49% premium over Hillshire’s share price one day prior to the announcement of its transaction with Pinnacle Foods Inc. (NYSE: PF) (“Pinnacle”). Pilgrim’s revised proposal is not subject to any financing conditions or contingencies.

Pilgrim’s is confident the transaction is strategically and financially compelling, and creates considerable value for the shareholders of both Pilgrim’s and Hillshire. Pilgrim’s anticipates run-rate cost synergies in excess of $300 million annually to come from operational and value-chain efficiencies and, in addition, significant growth opportunities in higher margin branded products, both in North America and internationally. Pilgrim’s expects the increased cash flow from the combined company and the realization of synergies will allow it to rapidly pay down the initial acquisition debt. Pilgrim’s projects the combination to be immediately accretive to earnings due to these significant synergies and the availability of attractive financing terms.

Lazard is acting as financial advisor to Pilgrim’s and Cravath, Swaine & Moore LLP is acting as its legal counsel.

About Pilgrim’s Pride
Pilgrim’s Pride Corporation employs approximately 35,700 people and operates chicken processing plants and prepared-foods facilities in 12 states, Puerto Rico and Mexico. Pilgrim’s primary distribution is through retailers and foodservice distributors.

Forward-Looking Statements
Statements contained in this press release that state the intentions, plans, hopes, beliefs, anticipations, expectations or predictions of the future of Pilgrim’s Pride Corporation and its management are considered forward-looking statements. These forward-looking statements include statements of anticipated changes in the business environment in which Pilgrim’s operates and in Pilgrim’s future operating results relating to Pilgrim’s offer and the potential benefits of a transaction with Hillshire. There is no assurance that the potential transaction will be consummated, and it is important to note that actual results could differ materially from those projected in such forward-looking statements. Forward-looking statements in this press release should be evaluated together with other factors that could cause actual results to differ materially from those projected in such forward-looking statements, particularly those risks described under “Risk Factors” in Pilgrim’s Annual Report on Form 10-K and subsequent filings with the Securities and Exchange Commission. Pilgrim’s Pride Corporation undertakes no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

CONTACT:

Rosemary Raysor
Pilgrim’s Pride Corp Investor Relations
Rosemary.Raysor@pilgrims.com
(970) 506-8192
www.pilgrims.com

Andy Brimmer / Dan Katcher / James Golden / Alyssa Cass
Joele Frank, Wilkinson Brimmer Katcher
(212) 355-4449